Exhibit 10.6

VALMONT INDUSTRIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT entered into effective [Date] (“Effective Date”) by and between Valmont Industries, Inc., a Delaware corporation (“Company”) and, [Name] an employee of the Company (“Employee”).

1. Grant of Award.

(a)           The Company hereby grants to the Employee, pursuant to and subject to the terms of the Valmont 2013 Stock Plan (“Plan”) [ # ] Restricted Stock units (“Units”) of the Company (such number being subject to adjustment as provided in Paragraph 8 hereof) on the terms and conditions set forth herein.

(b)           Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this Agreement.

2. Restricted Stock Units.  Each Unit awarded hereunder shall be the equivalent of one share of Company Stock, provided; however, the Employee shall have no voting or similar rights with respect to the Units.  The Employee shall be a general, unsecured creditor of the Company with respect to the Company’s obligations under this Agreement.

3. Vesting.  The Units shall become nonforfeitable and fully vested on the date exactly [ # ] years from the Effective Date (“Vesting Date”) if the Employee remains in the continuous employment of the Company until the Vesting Date.  In the event of termination of the Employee’s employment (voluntary or involuntary,) prior to the Vesting Date, the Employee shall forfeit all of the Units granted under this Agreement and the payment contemplated by Paragraph 5 hereof.

4. Dividends. During the Employee’s employment with the Company, the Company shall accumulate a cash amount equal to dividends in cash or property paid from time to time on issued and outstanding shares of Company Stock in an amount that is equivalent to the dividends which the Employee would have received had the Employee been the owner of the number of shares of Company Stock equal to the number of Units granted hereunder. The cash accumulated shall accrue interest until the Vesting Date (unless previously forfeited).  Interest shall be computed using the Company’s average short term borrowing rate determined for each calendar year as of December 31, compounded quarterly, as determined by the Human Resources Committee of the Board of Directors of the Company (the “Committee”) or its designee.  The cash amount (plus interest) shall be paid to the Employee on the Vesting Date, or as soon as possible thereafter, but no later than the March 15th immediately following the calendar year which includes the vesting date, subject to the Employee’s continuous employment with the Company until the Vesting Date.  The payment hereunder shall be treated as additional compensation to the Employee. No such payment shall be paid to the Employee after the Employee’s termination of employment with the Company, even though such termination is after the record date, or after settlement of the Awards as provided in Paragraph 5 if the record date follows the settlement.

5. Settlement of Awards.  As soon as practicable following the Vesting Date, but no later than the March 15th immediately following the calendar year which includes the Vesting Date, if the Employee has not forfeited the Units hereunder, the Company shall pay to the Employee, with respect to each Unit one share of Company Stock.

6. Withholding. Withholding of all applicable taxes are the responsibility of the recipient employee.

7. Non-Compete.  The Employee agrees that for a period of twelve months after employment has been terminated, for any reason other than by the Company without Cause, the Employee will not solicit for sale or sell products or services which compete with any of the Company’s products or services to those persons, companies, firms or corporations who were or are customers of the Company and with whom the Employee had personal contact during and as a result of employment with the Company.  The Employee agrees not to solicit or sell to such customers on behalf of the Employee or on behalf of any other person, firm, company or corporation.  Moreover, during said twelve month period, the Employee shall neither induce nor encourage any employee employed by the Company to leave the Company’s employment.  The Employee also agrees that during said twelve month period, the Employee will not interfere with the Company’s contractual or business relationships with its suppliers or vendors.

The Employee acknowledges that a violation of the Employee’s covenants above, may result in irreparable and continuing harm to the Company.  If the Employee violates any of these covenants, the Company will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief, to restrain any further violations by Employee and by any persons acting for or on Employee’s behalf.  In the event the Company is required to seek enforcement of any of the provisions of this Agreement, the Company will be entitled to recover from the Employee reasonable attorney’s fees plus costs and expenses.

The Employee recognizes that the limitations in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company.  In the event that any of the foregoing non-competition covenants are held to be unenforceable by any court of competent jurisdiction, the Employee agrees and understands that such covenants may be modified to impose limitations on the Employee’s activities no greater than that allowable under applicable law.

For purposes of this Agreement, “Cause” shall include the Employee’s (i) indictment, conviction, or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony, (ii) breach of duties to the Company which cause material financial loss to the Company, which is not cured within five days following receipt by Employee of written notice from the Chief Executive Officer, or (iii) failure of Employee to act at all times in the best interests of the Company or to carry out the duties of his position in all material respects as assigned by the Chief Executive Officer, if any such failure is not cured within five days following receipt by Employee of written notice from the Chief Executive Officer.

8. Adjustment in Capitalization.  If any adjustment in the Company’s capitalization as described in of the Plan occurs, appropriate adjustments shall be made to the number of Units under this Agreement.

9. Non-Transferability.  The Agreement and the Units granted hereunder shall not be transferable other than by will or the laws of descent and distribution.  More particularly (but without limiting the generality of the foregoing), this Agreement and the Units granted hereunder may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to the execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Units or this Agreement shall be null and void and without effect.

10. Reimbursement. In the event that (i) the Company is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2006 due to material noncompliance with any financial reporting requirement and (ii) Employee engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, the Company, in an appropriate case as determined by the Board of Directors, shall be entitled to cancel Units, in whole or part, and to the return of Company Stock issued to Employee in settlement of Units in whole or part, and return of all dividends paid thereon.  The rights of reimbursement of the Company shall be in addition to any other right of reimbursement provided by law.

11. Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

IN WITNESS WHEREOF, the Company and the Employee have signed this Agreement effective as of the day and year first above written.

VALMONT INDUSTRIES, INC.

______________________________	By:__________________________________
Employee